AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 24, 2002
Registration No. 333-88542
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
PRE-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3
Registration Statement Under the Securities Act of 1933

MONSANTO COMPANY
(Exact name of registrant as specified in its charter)
Delaware	43-1878297
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
800 North Lindbergh Boulevard St. Louis, Missouri 63167
(Address of principal executive offices)
Registrant's telephone number including area code: (314) 694-1000
Charles W. Burson, Esq.
Executive Vice President, Secretary and General Counsel Monsanto Company 800 North Lindbergh Boulevard St. Louis, Missouri 63167 (314) 694-1000 (Name and address of agent for service) Copies to:
Denis P. McCusker, Esq.
Bryan Cave LLP One Metropolitan Square, Suite 3600 St. Louis, Missouri 63102 (314) 259-2455 Fax (314) 259-6580

Providing additional Item 14 information

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by the Registrant, except any underwriters’ fees and expenses, in connection with the sale of the Debt Securities being registered hereby. All of the amounts shown are estimated, except the SEC registration fee.

SEC registration fee	$184,000
Printing expenses	50,000	*
Rating agency fees and expenses	1,500,000	*
Trustee's fees and expenses	10,000	*
Legal fees and expenses	150,000	*
Accounting fees and expenses	75,000	*
Miscellaneous expenses	6,000	*
Total	$1,975,000	*
* Estimated
ITEM 15.        INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. Section 60 of the Registrant's By-Laws requires indemnification of any person made a party to any proceeding by reason of the fact that the person is or was a director or officer of the Registrant, or serving at the request of the Registrant as a director, officer or fiduciary of another enterprise, including employee benefit plans; and permits indemnification of any person made a party to any proceeding by reason of the fact that the person is or was an employee or agent of the Registrant, or was serving at the request of the Registrant as an employee or agent of another enterprise, including employee benefit plans. The By-Laws provide for certain conditions to such indemnification. Article IX of the Registrant's Restated Certificate of Incorporation eliminates the liability of directors of the Registrant under certain circumstances for breaches of fiduciary duty to the Registrant and its shareholders.

It is anticipated that in any underwriting agreements, the underwriter(s) named therein will agree to indemnify the Registrant, its directors and certain of its officers against certain civil liabilities, including civil liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant maintains directors' and officers' liability insurance coverage.

ITEM 16.        EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
Exhibit Number	Description of Exhibit
1.1	Form of Underwriting Agreement. †
4.1	Form of Indenture between the Registrant and The Bank of New York, as Trustee. †
4.2	Form of Debt Security (included in Exhibit 4.1).

5	Opinion and consent of Bryan Cave LLP, counsel to the Registrant. †
12	Computation of Ratio of Earnings to Fixed Charges. †
23	Consent of Deloitte & Touche LLP. †
24	Powers of Attorney executed by certain of the officers and directors of the Registrant. †
25	Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939, of The Bank of New York, as Trustee. †
† Previously filed
ITEM 17.        UNDERTAKINGS

        The Registrant hereby undertakes:

        (1)      To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this registration statement.

        (2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)      That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)      That,

(i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rules 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

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(ii) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (6)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 (other than the provisions relating to insurance), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Monsanto Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Pre-Effective Amendment to Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on July 24, 2002.

MONSANTO COMPANY

By:	/s/ Terrell K. Crews
Name:	Terrell K. Crews
Title:	Executive Vice President, Chief Financial Officer (Principal Financial Officer)

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/s/ Frank V. Atlee III *	Chairman of the Board	July 24, 2002
Frank V. Atlee III

/s/ Hendrik A. Verfaillie *	President, Chief Executive Officer, Director (Principal	July 24, 2002
Hendrik A. Verfaillie	Executive Officer)

/s/ Terrell K. Crews	Executive Vice President, Chief Financial Officer (Principal	July 24, 2002
Terrell K. Crews	Financial Officer)

/s/ Richard B. Clark *	Vice President and Controller (Principal Accounting Officer)	July 24, 2002
Richard B. Clark

/s/ Christopher J. Coughlin *	Director	July 24, 2002
Christopher J. Coughlin

/s/ Michael Kantor *	Director	July 24, 2002
Michael Kantor

/s/ Gwendolyn S. King *	Director	July 24, 2002
Gwendolyn S. King

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/s/ Sharon R. Long *	Director	July 24, 2002
Sharon R. Long

/s/ Philip Needleman *	Director	July 24, 2002
Philip Needleman

/s/ C. Steven McMillan *	Director	July 24, 2002
C. Steven McMillan

/s/ William U. Parfet *	Director	July 24, 2002
William U. Parfet

/s/ John S. Reed *	Director	July 24, 2002
John S. Reed

     *  Charles W. Burson, by signing his name hereto, does sign this document on behalf of the above noted individuals, pursuant to powers of attorney duly executed by such individuals which have been filed as an Exhibit to this Registration Statement.

* By:	/s/ Charles W. Burson
Charles W. Burson, Attorney-in-Fact

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